Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2009
Jenkintown, PA (July 24, 2009) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported a net loss of $378,000 for the quarter ended June 30, 2009, compared to net income of $1.7 million for the quarter ended June 30, 2008. Basic and diluted loss per share were both $0.02 for the second quarter of 2009 compared to basic and diluted earnings per share of $0.08 for each for the second quarter of 2008. Additionally, the Company reported net income of $1.8 million for the six months ended June 30, 2009, compared to net income of $3.7 million for the six months ended June 30, 2008. Basic and diluted earnings per share were both $0.09 for the first six months of 2009 compared to $0.16 for each for the first six months of 2008.
The net loss for the quarter and the decrease in net income for the six month period were due primarily to our provision for loan losses, which amounted to $3.4 million for the second quarter of 2009 and $3.5 million for the first six months of 2009. Additionally, our deposit insurance premium expense increased significantly to $960,000 and $1.2 million, respectively, for the quarter and six months ended June 30, 2009 from $57,000 and $81,000, respectively, for the quarter and six months ended June 30, 2008. The increase in our deposit insurance premium expense in the 2009 periods primarily reflects the special assessment levied by the FDIC on all insured institutions as well as an increase in the base insurance premium rates.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Our second quarter and year to date performance through the first six months of 2009 reflect the continuing impact of the economic recession on the financial services industry. A slowdown in residential and commercial real estate development and sales in the Philadelphia market has resulted in a notable decrease in the current values of residential and commercial properties. Based on recent appraisals obtained for properties collateralizing certain loans in our portfolio, we found it necessary to make significant additions to our allowance for loan losses. Our construction loan portfolio, which includes land acquisition, development and construction loans, has been hit hard by the downturn. While our one- to four-family residential loans, consumer loans and commercial loans continue to perform well given the current economic environment, additional provisions for loan losses for our total portfolio may be required in subsequent periods. Meanwhile, our second quarter and six month deposit growth was very strong, including sizeable growth in our core deposits. We are fortunate to have a strong capital base that will allow us to absorb our loan losses and manage our way through the recession. We are focused on managing and resolving our non-performing assets, and through our stock repurchases and our quarterly cash dividends, we remain committed to building long-term shareholder value.”

Net Interest Income
Net interest income was $7.6 million and $15.2 million for the three months and six months ended June 30, 2009, respectively, representing increases of 1.2% and 5.4%, respectively, over the comparable 2008 periods. The increases in our net interest income in the 2009 periods occurred as lower interest expense more than offset a reduction in interest income. Our average interest rate spread increased to 2.36% and 2.34%, respectively, for the three-month and six-month periods ended June 30, 2009 from 2.22% and 2.06%, respectively, for the three-month and six-month periods ended June 30, 2008. Our net interest margin, however, decreased to 2.79% and 2.78%, respectively, for the three-month and six-month periods ended June 30, 2009 from 2.92% and 2.82%, respectively, for the three-month and six-month periods ended June 30, 2008. The decrease in our net interest margin occurred as our deposit growth outpaced the growth in our interest-earning assets.
Interest income for the three months ended June 30, 2009 decreased $451,000 or 3.2% over the comparable 2008 period to $13.6 million. The decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $59.7 million or 5.8% to $1.09 billion for the second quarter of 2009 from $1.03 billion for the second quarter of 2008. The increase was driven by a $40.9 million increase in the average balance of our mortgage-backed securities and a $58.1 million increase in the average balance of our loans receivable, which were partially offset by decreases in the average balances of our investment securities and our other interest-earning assets. The average yield earned on our total interest-earning assets decreased 47 basis points to 4.99% for the second quarter of 2009 from 5.46% for the second quarter of 2008. The decreases in the average yield earned on interest-earning assets was primarily the result of the current interest rate environment, as reflected by the actions of the Federal Reserve Board’s Open Market Committee to significantly cut the federal funds rate throughout 2008.
Interest income for the six months ended June 30, 2009 decreased $923,000 or 3.3% over the comparable 2008 period to $27.3 million. As was the case for the three-month period, the decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets.
Interest expense for the three months ended June 30, 2009 decreased $539,000 or 8.3% from the comparable 2008 period to $6.0 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 61 basis points to 2.63% for the second quarter of 2009 from 3.24% for the second quarter of 2008. The average rate we paid on our total deposits decreased 55 basis points, quarter-over-quarter, driven by a 57 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $107.0 million or 17.9% to $704.0 million for the second quarter of 2009 from $597.1 million for the second quarter of 2008 due primarily to growth in our core deposits. The average balance of our core deposits increased $79.4 million or 46.0% to $252.0 million for the second quarter of 2009 from $172.6 million for the second quarter of 2008. The average rate we paid on our advances from the FHLB and our other borrowings decreased 39 basis points and 146 basis points, respectively, for the second quarter of 2009 compared to the second quarter of 2008. The average balance of our advances from the FHLB decreased $7.9 million over the same period, and the average balance of our other borrowings increased $5.3 million quarter-over-quarter.

Interest expense for the six months ended June 30, 2009 decreased $1.7 million or 12.3% from the comparable 2008 period to $12.1 million. As was the case for the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities.
Provision for Loan Losses
As stated earlier, we recorded a provision for loan losses of $3.4 million during the second quarter of 2009, and our provision for loan losses amounted to $3.5 million for the six months ended June 30, 2009. Our provision for loan losses amounted to $677,000 and $726,000, respectively, for the quarter and six months ended June 30, 2008. The increase in our provision for loan losses to $3.4 million in the quarter ended June 30, 2009 was due primarily to provisions with respect to two loans described below.
•	A $7.1 million land acquisition loan, which is categorized as a construction loan and which matured on March 31, 2009, became more than 90 days past due and was placed on non-accrual status during the second quarter. After it was placed on non-accrual status, we obtained a new appraisal on the collateral securing the loan. The new appraisal indicated that the collateral, which is comprised of approximately 45,000 square feet of unimproved land in close proximity to a proposed casino site on the Delaware River in Philadelphia, had a current value of $4.4 million, compared to an appraised value of $9.0 million at the time of the loan’s inception in October 2005. Upon receipt of the new appraisal, we made a $2.7 million provision to the allowance for loan losses which was allocated to this loan. The decline in appraised value of the collateral property securing this loan is due to the general decline of commercial real estate values in the Philadelphia market area, delay and uncertainty as to when the proposed casino will be completed, and the anticipated loss of favorable zoning authorizations on the parcel. We have commenced foreclosure proceedings on this loan and are considering all of our options.
•	A $5.5 million land acquisition loan, also categorized as a construction loan, which matured on December 31, 2008 was classified as non-performing during the first quarter of 2009. During the quarter ended June 30, 2009, we received a new appraisal on the property securing this loan, a corner lot in Center City, Philadelphia near Independence Hall, which reflected a current value of $5.0 million. Accordingly, we made a $500,000 provision to the allowance for loan losses which was allocated to this loan during the second quarter. During the quarter, we foreclosed on this property and it was included in real estate owned (“REO”) at June 30, 2009.

Our loan portfolio at June 30, 2009 included an aggregate of $39.1 million of non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, compared to $14.8 million of non-performing loans at March 31, 2009 and $23.5 million of non-performing loans at December 31, 2008. The increase in non-performing loans during the second quarter of 2009 was due to a growing number of delinquent loans, including certain, relatively large loans, primarily within our construction loan portfolio (which includes land acquisition and development loans). During the second quarter of 2009, 14 loans with an aggregate outstanding balance of $29.9 million at June 30, 2009, became over 90 days past due. Of this total, 11 loans with an aggregate outstanding balance of $29.4 million at June 30, 2009, including the $7.1 million loan discussed above, were construction loans. As of June 30, 2009, we had an aggregate of $37.5 million of non-performing construction loans, constituting 23.5% of our $159.7 million of total outstanding construction loans at such date. As of June 30, 2009, $9.2 million, or 85.5%, of our allowance for loan losses was allocated to construction loans. At June 30, 2009 and December 31, 2008, our non-performing loans amounted to 5.04% and 3.06% of loans receivable, respectively, and our allowance for loan losses amounted to 27.47% and 49.35% of non-performing loans, respectively. At June 30, 2009 and December 31, 2008, our non-performing assets amounted to 4.83% and 2.12% of total assets, respectively. We are continuing to carefully monitor our loan portfolio, however, given the impact of the current economic environment it is possible that additional provisions for loan losses will be necessary in subsequent quarters.
Non-Interest Income and Expenses
Our total non-interest income increased $286,000 or 33.8% to $1.1 million for the second quarter of 2009 from $846,000 for the second quarter of 2008. The increase was primarily due to a $331,000 impairment charge on securities in the second quarter of 2008 with no such charge in the second quarter of 2009. This was partially offset by decreases in service charge income and income on bank owned life insurance (“BOLI”) in the second quarter of 2009 compared to the second quarter of 2008. During the second quarter of 2009 we recognized a net gain on real estate owned of $153,000 with no such gain in the comparable 2008 period, however, this gain was balanced by a gain on the sale of investment securities of $158,000 during the second quarter of 2008 with no such gain in the second quarter of 2009.
Our total non-interest income increased $349,000 or 19.4% to $2.1 million for the first half of 2009 from $1.8 million for the first half of 2008. As was the case for the quarter ended June 30, 2009, the increase was primarily due to the absence of the $331,000 securities impairment charge recorded in the first half of 2008.
Our total non-interest expenses for the second quarter of 2009 amounted to $6.3 million, representing an increase of $893,000 or 16.7% from the second quarter of 2008. The most significant increase was in our deposit insurance premium expense. Our deposit insurance premium expense increased $904,000 to $960,000 for the quarter ended June 30, 2009 from $57,000 for the quarter ended June 30, 2008. The increase in the insurance premium was the result of a special assessment by the FDIC on all insured institutions during the quarter as well as an increase in our regular quarterly premium as a result of a new fee structure implemented by the FDIC. The special assessment, which was calculated as five basis points of the Bank’s total assets less Tier 1 Capital at June 30, 2009, was approximately $500,000. Our salaries and employee benefits expense decreased $144,000 or 4.9%, for the second quarter of 2009 compared to the second quarter of 2008, due primarily to a $170,000 decrease in the amount accrued for employee profit sharing expense as a consequence of the Company’s results during the quarter. This decrease was balanced by an increase in most other expense categories quarter-over-quarter.

Our total non-interest expenses for the first half of 2009 amounted to $11.8 million, representing an increase of $1.3 million or 12.3% from the first half of 2008. As was the case for the quarter ended June 30, 2009, the most significant increase was in our deposit insurance premium expense. Our deposit insurance premium expense increased $1.1 million to $1.2 million for the six months ended June 30, 2009 from $81,000 for the six months ended June 30, 2008. Our professional services expense increased $112,000 or 19.2% for the first half of 2009 compared to the first half of 2008 due primarily to additional legal expenses incurred in connection with the resolution of certain non-performing loans. Also contributing to the increase in total non-interest expense for the first half of 2009 compared to the first half of 2008 were increases in all other expense categories, except for salaries and employee benefits and advertising and promotions, which decreased period-over-period.
The Company recorded an income tax benefit of approximately $553,000 for the second quarter of 2009 compared to an income tax expense of approximately $570,000 for the second quarter of 2008. The Company recorded income tax expense of approximately $189,000 and $1.3 million, respectively, for the six months ended June 30, 2009 and 2008. The decrease in our provision for income taxes in both periods was primarily a result of the decrease in our pre-tax income.
Balance Sheet
The Company’s total assets decreased $6.2 million, or 0.5%, to $1.18 billion at June 30, 2009 compared to $1.19 billion at December 31, 2008. Our total cash and cash equivalents decreased $6.3 million and our total mortgage-backed securities decreased $26.5 million in the aggregate during the first six months of 2009. These decreases occurred as excess cash and repayments received from mortgage-backed securities were used to repay a portion of our advances from the FHLB (as discussed below). Net loans receivable increased $8.6 million during the first half of 2009. The largest loan growth occurred in multi-family residential and commercial real estate loans, which increased $14.6 million during the first six months of 2009, and home equity lines of credit, which increased $5.9 million during the first six months of 2009. These increases were partially offset by a $7.3 million decrease in the balance of one- to four-family residential loans and a $5.7 million decrease in the balance of construction loans over the same period. The decrease in the balance of construction loans was primarily related to the previously described transfer of one loan to REO, which had a carrying value of $5.0 million at the time of transfer (net of a $500,000 charge-off). Our balance of REO increased $16.3 million during the first half of 2009 to $18.1 million at June 30, 2009 due primarily to the addition of the above mentioned property for $5.0 million during the second quarter and the addition of a 40-unit high rise residential condominium project in Center City, Philadelphia during the first quarter of 2009 for $11.5 million.

Our total deposits increased $92.1 million or 13.9% to $757.1 million at June 30, 2009 compared to $665.0 million at December 31, 2008. The increase during the first half of 2009 was due to growth in both core deposits and certificate accounts. During the first six months of 2009, our savings and money market accounts grew $46.3 million, or 31.3%, and our checking accounts grew $10.7 million, or 10.1%, resulting in an increase to core deposits of $57.0 million, or 22.5%. Our certificate accounts also increased, growing $35.1 million or 8.5%. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $11.0 million or 62.6% to $28.6 million at June 30, 2009. Advances from the FHLB decreased $102.8 million or 40.0% to $154.3 million at June 30, 2009 compared to $257.1 million at December 31, 2008. The repayment of a portion of our advances was based on our overall evaluation of our collateral position with the FHLB and our decision to minimize the amount of FHLB stock that we are required to hold. This decision was based on recent actions by the FHLB to suspend the dividend on, and restrict the repurchase of, FHLB stock. The amount of FHLB stock that a member institution is required to hold is directly proportional to the volume of advances taken by that institution. Reducing the balance of our outstanding advances has increased our capacity to take additional advances from the FHLB without the requirement to purchase additional shares of FHLB stock.
Our total stockholders’ equity decreased to $227.9 million at June 30, 2009 from $238.1 million at December 31, 2008. The decrease was due primarily to the purchase of approximately 1.6 million shares of the Company’s common stock during the first six months of 2009 for an aggregate of approximately $12.1 million as part of our stock repurchase plans and our 2007 Recognition and Retention Plan. Our decision to repurchase our common stock was based on a determination by management and the Board of Directors that the current trading price of our stock, which remains below book value, provided an opportunity to utilize our current capital to repurchase shares in a manner intended to positively affect shareholder value. Our flexibility to undertake such a strategy is the result of our strong overall capital position. Even after the impact of our quarterly loss, the Bank’s regulatory capital levels far exceed requirements for well capitalized institutions. As a result of our loss for the second quarter, however, our retained earnings decreased $258,000 during the first half of the year. The decreases to our stockholders’ equity were partially offset by the release of approximately 184,000 shares in the aggregate from our stock benefit plans for approximately $1.5 million. Our accumulated other comprehensive income increased $410,000 during the first half of 2009, due primarily to an increase in the net unrealized gain on our available for sale investment and mortgage-backed securities.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of June 30, 2009, Abington Bancorp had $1.18 billion in total assets, $757.1 million in total deposits and $227.9 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2009	December 31, 2008
ASSETS
Cash and due from banks	$21,344,716	$23,074,990
Interest-bearing deposits in other banks	4,232,583	8,788,354

Total cash and cash equivalents	25,577,299	31,863,344
Investment securities held to maturity (estimated fair value—2009, $20,500,480; 2008, $20,590,495)	20,388,025	20,389,106
Investment securities available for sale (amortized cost— 2009, $68,627,026; 2008, $67,782,158)	69,617,683	69,323,505
Mortgage-backed securities held to maturity (estimated fair value—2009, $70,637,881; 2008, $81,702,915)	70,506,519	83,093,064
Mortgage-backed securities available for sale (amortized cost— 2009, $133,574,762; 2008, $148,601,190)	137,747,671	151,628,507
Loans receivable, net of allowance for loan losses (2009, $10,748,651; 2008, $11,596,784)	765,106,939	756,552,352
Accrued interest receivable	4,558,818	4,856,707
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	40,086,655	39,184,889
Property and equipment, net	10,824,519	11,070,542
Real estate owned	18,083,366	1,739,599
Deferred tax asset	3,841,139	4,456,103
Prepaid expenses and other assets	2,557,944	988,060

TOTAL ASSETS	$1,183,504,277	$1,189,753,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$43,099,567	$37,194,591
Interest-bearing	713,962,856	627,755,843

Total deposits	757,062,423	664,950,434
Advances from Federal Home Loan Bank	154,250,743	257,051,203
Other borrowed money	28,636,328	17,609,637
Accrued interest payable	4,280,385	2,617,721
Advances from borrowers for taxes and insurance	5,284,148	3,275,285
Accounts payable and accrued expenses	6,056,882	6,148,613

Total liabilities	955,570,909	951,652,893

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 21,747,135 shares in 2009, 23,369,916 shares in 2008	244,602	244,602
Additional paid-in capital	201,627,353	201,378,465
Treasury stock—at cost, 2,713,105 shares in 2009, 1,090,324 shares in 2008	(22,579,669)	(10,525,100)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(14,718,898)	(15,138,418)
Recognition & Retention Plan Trust (RRP)	(4,742,943)	(5,593,821)
Deferred compensation plans trust	(974,765)	(1,190,857)
Retained earnings	65,748,816	66,007,138
Accumulated other comprehensive income	3,328,872	2,918,576

Total stockholders’ equity	227,933,368	238,100,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,183,504,277	$1,189,753,478

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
INTEREST INCOME:
Interest on loans	$10,149,228	$10,604,448	$20,177,861	$21,315,854
Interest and dividends on investment and mortgage-backed securities:
Taxable	3,002,420	2,783,160	6,285,351	5,441,466
Tax-exempt	402,809	338,623	803,584	635,398
Interest and dividends on other interest-earning assets	14,000	293,523	26,930	824,406

Total interest income	13,568,457	14,019,754	27,293,726	28,217,124

INTEREST EXPENSE:
Interest on deposits	4,046,805	4,250,930	8,088,202	9,173,039
Interest on Federal Home Loan Bank advances	1,903,687	2,165,580	3,988,271	4,413,018
Interest on other borrowed money	21,757	94,271	36,335	229,573

Total interest expense	5,972,249	6,510,781	12,112,808	13,815,630

NET INTEREST INCOME	7,596,208	7,508,973	15,180,918	14,401,494

PROVISION FOR LOAN LOSSES	3,404,721	676,848	3,521,412	725,988

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,191,487	6,832,125	11,659,506	13,675,506

NON-INTEREST INCOME
Service charges	397,419	424,541	786,665	806,450
Income on bank owned life insurance	453,212	483,923	901,766	959,975
Net gain on real estate owned	153,248	—	169,082	—
Gain on sale of securities	—	158,133	—	146,375
Impairment charge on investment securities	—	(330,527)	—	(330,527)
Other income	127,932	109,743	290,838	216,824

Total non-interest income	1,131,811	845,813	2,148,351	1,799,097

NON-INTEREST EXPENSES
Salaries and employee benefits	2,809,910	2,953,724	5,767,269	5,818,910
Occupancy	524,702	507,897	1,103,996	1,041,838
Depreciation	225,889	201,348	448,074	398,341
Professional services	360,740	310,200	698,400	586,148
Data processing	412,967	379,032	792,779	761,622
Deposit insurance premium	960,357	56,732	1,154,504	81,042
Advertising and promotions	106,521	116,019	181,056	218,471
Director compensation	225,109	220,817	448,855	409,229
Other	627,874	615,352	1,249,541	1,231,740

Total non-interest expenses	6,254,069	5,361,121	11,844,474	10,547,341

(LOSS) INCOME BEFORE INCOME TAXES	(930,771)	2,316,817	1,963,383	4,927,262

(BENEFIT) PROVISION FOR INCOME TAXES	(553,002)	569,942	188,783	1,262,218

NET (LOSS) INCOME	$(377,769)	$1,746,875	$1,774,600	$3,665,044

BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.02)	$0.08	$0.09	$0.16
DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.02)	$0.08	$0.09	$0.16

BASIC AVERAGE COMMON SHARES OUTSTANDING:	19,713,494	22,131,813	20,129,506	22,241,837
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	20,298,237	22,942,871	20,680,751	22,908,601

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.99%	5.46%	5.01%	5.53%
Average rate on interest-bearing liabilities	2.63%	3.24%	2.67%	3.47%
Average interest rate spread(2)	2.36%	2.22%	2.34%	2.06%
Net interest margin(2)	2.79%	2.92%	2.78%	2.82%
Average interest-earning assets to average interest-bearing liabilities	119.77%	127.87%	120.08%	128.18%
Net interest income after provision for loan losses to non-interest expense	67.01%	127.44%	98.45%	129.66%
Total non-interest expense to average assets	2.10%	1.93%	1.98%	1.92%
Efficiency ratio(3)	71.65%	64.17%	68.35%	65.10%
Return on average assets	(0.13)%	0.63%	0.30%	0.67%
Return on average equity	(0.66)%	2.80%	1.52%	2.93%
Average equity to average assets	19.28%	22.47%	19.51%	22.68%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	5.04%	0.08%	5.04%	0.08%

Non-performing assets as a percent of total assets(5)	4.83%	0.31%	4.83%	0.05%

Allowance for loan losses as a percent of non-performing loans	27.47%	473.31%	27.47%	473.31%

Allowance for loan losses as a percent of total loans	1.39%	0.36%	1.39%	0.36%

Net charge-offs to average loans receivable	0.44%	0.01%	0.58%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	14.25%	14.98%	14.25%	14.98%
Tier 1 risk-based capital ratio	21.86%	23.44%	21.86%	23.44%
Total risk-based capital ratio	23.11%	23.79%	23.11%	23.79%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2009 and 2008, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	June 30, 2009	March 31, 2009	December 31, 2008
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$240	$240	$—
Multi-family residential and commercial real estate	561	561	2,597
Construction	12,522	8,151	20,594
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	13,323	8,952	23,191

Accruing loans 90 days or more past due:
One- to four-family residential	748	312	311
Multi-family residential and commercial real estate	—	—	—
Construction	24,978	5,500	—
Commercial business	—	—	—
Home equity lines of credit	18	—	—
Consumer non-real estate	—	23	—

Total accruing loans 90 days or more past due	25,744	5,835	311

Total non-performing loans(1)	39,067	14,787	23,502

Real estate owned, net	18,083	13,139	1,740

Total non-performing assets	$57,150	$27,926	$25,242

Total non-performing loans as a percentage of loans	5.04%	1.95%	3.06%

Total non-performing loans as a percentage of total assets	3.30%	1.24%	1.98%

Total non-performing assets as a percentage of total assets	4.83%	2.33%	2.12%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

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